Exhibit 5.1

[Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]

April 20, 2005

C-COR Incorporated

60 Decibel Road

State College, Pennsylvania 16801

Re:    C-COR Incorporated Secondary Offering

Ladies and Gentlemen:

We have acted as counsel to C-COR Incorporated, a Pennsylvania corporation (the “Company”), and are rendering this opinion in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration for resale by certain selling shareholders of up to (i) 4,499,998 shares of common stock of the Company, par value $0.05 per share (the “Shares”), (ii) $35,000,000 3½% Convertible Senior Unsecured Notes due 2009 issued on December 31, 2004 (the “Notes”) and (iii) 2,838,168 shares of common stock issuable upon conversion of the Notes (the “Conversion Shares”).

In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and all exhibits thereto. We have also examined and relied upon such corporate records of the Company, and other documents and instruments, and such certificates or comparable documents of representatives of the Company, and have made such inquiries of such officers, representatives and other persons and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth. In all cases, we have assumed the legal capacity and competence of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed, photostatic or facsimile copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

Based upon the foregoing and subject to the assumptions set forth herein, we are of the opinion that (i) the Shares have been duly and properly authorized for issuance and are legally issued, fully paid and non-assessable, (ii) the Notes are binding obligations of the Company and (iii) the Conversion Shares have been duly authorized by the Company and, when issued and delivered upon conversion of the Notes in accordance with the terms of the indenture under which the Notes were issued, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included therein. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP